AMENDMENT TO THE
OMNICELL, INC. 2009 EQUITY INCENTIVE PLAN

WHEREAS, Omnicell, Inc., a Delaware corporation (the “Company”), maintains the Omnicell, Inc. 2009 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 2(b) of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation; and

WHEREAS, the Board desires to amend the Plan to permit the Board or the Committee to delegate certain administrative authority, including certain granting authority, to members of the Board and officers of the Company.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows, effective as of August 12, 2021:

1.Section 2(c) of the Plan is amended to add the following new subjection (iii):
(iii) The Board or Committee may delegate some or all of its power and authority hereunder to a member of the Board, the President and Chief Executive Officer or such other executive officer of the Company as the Board or Committee deems appropriate; provided, however, that neither the Board nor the Committee may delegate its power and authority to a member of the Board, the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

2.Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.
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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent as of October 28, 2021.

OMNICELL, INC.
By: /s/ Dan S. Johnston
Name: Dan S. Johnston
Title: Chief Legal & Administrative Officer, Corporate Secretary